Exhibit 8.1
Glast, Phillips & Murray
A Professional Corporation

Attorneys and Counselors FRED L. MILLER (972) 419-8307 fmiller@gpm-law. com	2200 One Galleria Tower 13355 Noel Road, L.B. 48 Dallas. Texas 75240-1518 (972) 419-8300 Telecopier (972) 419-8329	San Antonio (210) 244-4100 Houston (713) 237-3111
September 24, 2007
Proinvest Realty Fund, LLC
Attn: Manager, Proinvest Realty Advisors, LLC
8333 Douglas Avenue, Suite 1450
Dallas, Texas 75225
Ladies and Gentlemen:
     In connection with the filing of the Registration Statement on Form S-ll (the “Registration Statement”) by Proinvest Realty Fund, LLC, a Texas limited liability company (hereinafter referred to as “the Fund”), which has Proinvest Realty Advisors. LLC, as Manager, a Texas limited liability company (“Proinvest Really Advisors, LLC”), which filing includes, among other things, the prospectus (the “Prospectus”) for its public offering of units (the “Units”), we advise you that we have prepared the section of the Prospectus entitled “Federal Income Tax Considerations”, including the following subcategories: “Tax Opinions,” “Specific Opinions,” “No Opinion on some issues,” “Classification as a Partnership,” “Publicly Traded Partnerships,” “General Principals of Partnership Taxation,” “Anti-Abuse Rules,” “Limitations on Deductibility of Losses,” “Allocations of Profit and Loss,” “Risk of Taxable Income without Cash Distributions,” “Investment by Qualified Plan and other Tax Exempt Entities,” “Investment by Charitable Remainder Trusts,” “Taxation of Real Estate Operations,” “Activities not Engaged in for Profit,” “Sale of Units,” “Dissolution and Liquidation,” “Capital Gains and Losses,” “Election for Basis Adjustments,” “Alternative Minimum Tax,” “Penalties,” “Tax Shelter Regulations,” “Audits,” “Foreign Investors as Members,” “ Tax Legislation and Regulatory Proposals,” and “State and Local taxes.”
     In connection with the preparation of those portions of the Prospectus, we have examined and are familiar with the originals of the documents, records and other instruments relating to the organization and operation of the Fund.
     In addition, we have reviewed applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations issued thereunder and, where appropriate, revenue rulings, federal and state court decisions and such other materials as we deemed necessary and relevant to the matters for which we are providing these opinions. The opinions set forth in this letter also are premised on certain additional information and representations through consultation with officers of the Fund, including those contained in Proinvest Realty Fund, LLC’s Management Representations

September 24, 2007

Certificate provided to us dated September 21, 2007 as is summarized in the Registration Certificate.
     Subject to the foregoing and the other limitations contained in this letter, the Prospectus accurately sets forth our opinions as to the tax issues as identified therein. Specifically, it is our opinion it is more likely than not that there will be a favorable outcome based upon the merits of the federal income lax positions taken, and listed below, if challenged by the IRS, litigated and judicially decided:
1.	The Fund will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation;

2.	The Fund will not be classified as “publicly-traded partnership” under Section 7704 of the Code;

3.	An Investor Member’s interest in the Fund will be treated as a passive activity;

4.	Items of partnership income, gain, loss, deduction and credit will be allocated among the Fund’s Manager and Investor Members substantially in accordance with the allocation provisions of the Company Agreement;

5.	The activities contemplated by the Fund will be considered activities entered into for profit; and

6.	The Fund is not currently required to register as a tax shelter with the Internal Revenue Service under the Code prior to the offer and sale of our Units based upon Manager. Proinvest Realty Advisors, LLC’s, representation that the “tax shelter ratio,” which is generally determined by dividing an investor’s share of aggregate deductions from the investment, determined without regard to income, by the amount of the investor’s capital contributions, with respect to an investment in us, will not exceed 2-to-l for any investor as of the close of any year in our first five calendar years.
     We hereby confirm our opinions in the Registration Statement and consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
     We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter. In addition, our opinions arc based solely on the documents that we have examined, the

September 24, 2007

additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.
     We also note that an opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to our opinions. No opinion is given herein as to the tax consequences to Investor Members of the Fund with regard to any material tax issue which impacts at the individual or member level and is dependent upon the Fund’s member tax circumstances, including but not limited to, issues relating to the alternative minimum tax, investment interest limitations and/or the application of Section 183 of the Code at the partner level.
     We undertake no obligation to update the opinions expressed herein at any time after the date hereof. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should be used only for purposes consistent with the filing of the Registration Statement and applicable federal and state securities taws.
Very truly yours,
GLAST PHILLIPS & MURRAY,
A PROFESSIONAL CORPORATION
FLM/mda